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                                                                    EXHIBIT 99.2
                         FORM OF LETTER TO SHAREHOLDERS

Dear Shareholder:

     In an effort to assure that all Sizzler International, Inc. shareholders receive maximum value in the event of an attempted or actual takeover of the Corporation, on January 10, 2001, your Board of Directors adopted a shareholder rights plan to replace the current plan which expires on January 22, 2001. We have enclosed a summary description of the plan, which we urge you to read carefully.

     Adoption of rights plans is a common practice among public companies in the United States. Rights plans are intended to provide the Board of Directors with additional time and bargaining power to protect shareholder interests in the event of an unsolicited takeover bid. Sizzler's new rights plan is not intended to prevent a takeover of the Corporation on terms that are in the best interests of all shareholders. Instead, the rights plan is designed to encourage a potential acquiror to negotiate with the Board prior to attempting a takeover. This should position the Board to protect your interests.

     Sizzler's rights plan involves a distribution of one "Right" for each share of common stock outstanding at the close of business on January 22, 2001. Thereafter, each newly issued share of common stock will also include a Right. Initially, there will be no separate Rights certificates. Instead, each Right will simply be a part of the share of common stock to which it is attached. It will be represented by the common stock certificate, it will trade automatically with the common stock and it will not be separable or exercisable unless certain events occur.

     If a person or group acquires 14% or more of Sizzler's outstanding common stock, each Right not owned by the acquiror or its affiliates will entitle its holder to pay the Corporation $10 (the exercise price per Right) and receive newly issued shares of common stock worth $20. For example, if the stock were trading at $2, each Right would entitle its holder to purchase 10 shares for $10, or $1.00 per share. This ability of shareholders other than the acquiror to purchase additional shares at a 50% discount from market would cause an unapproved takeover to be much more expensive to an acquiror. As a result, a potential acquiror would have a strong incentive not to pursue a hostile strategy, and instead to negotiate with your Board of Directors to redeem the Rights or approve the transaction so that the Rights do not become exercisable.

     Adoption of a rights plan does not affect the financial strength of the Corporation and will not interfere with our business strategy and plans. The issuance of the Rights alone will not affect earnings per share or change the way in which you can presently trade the Corporation's shares.

     The attached summary describes the Rights in more detail. Thank you for your continued support of Sizzler International, Inc.

Sincerely,

Charles Boppell
Chief Executive Officer and President


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